Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

Realty Finance Trust, Inc.:

We consent to the use of our report dated April 24, 2015, with respect to the consolidated financial statements and financial schedule IV of Realty Finance Trust, Inc. and subsidiaries as of December 31, 2014 and for the year then ended incorporated by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York
April 24, 2015